EXHIBIT 10.1

                                 PROMISSORY NOTE


$70,000.00 As of
June 30, 2005


FOR VALUE RECEIVED, Bartram Holdings, Inc., a Delaware Corporation, with principal office located at 215 West Main Street, Maple Shade, New Jersey, 08052, promises to pay in lawful money of the United States to DCI USA, Inc. a Delaware Corporation, ("DCI") with principal offices located at 19 West 44th Street New York, New York 10023 the principal sum of Seventy Thousand Dollars ($70,000.00) plus simple interest at the rate of 8% per annum. Said amount shall be due and payable as follows:

      The term of this Note shall be 10 years with the entire principal and accrued interest due on June 30, 2015.

      The outstanding principal and accrued interest due hereunder may be prepaid by Bartram at any time after June 30, 2007, without penalty or premium.

      Payments of interest shall be made quarterly, with the first payment of interest due June 30, 2007 in the amount of $11,648 for the two years then ended. No payment of principal or interest may be made by Bartram prior to June 30, 2007. Thereafter, payments of interest shall be made on September 30, December 30, March 30 and June 30.

      In lieu of cash, Bartram may repay the principal and/or interest by transferring shares of the common stock of DCI to DCI (including restricted stock) at an agreed value of $.225 per share. For example, assuming Bartram owes DCI $81,648 on June 30, 2007 for principal and accrued interest, Bartram could choose to pay the entire Note, including interest, by delivering to DCI 362,880 shares of DCI. If, pursuant to this example, Bartram chose to pay only outstanding interest, on June 30, 2007, then it would have the option to transfer 51,769 shares of DCI, in lieu of cash, in payment of the accrued interest. The market price for the DCI shares at the time of the transfer shall not affect the agreed-upon valuation of $.225 per share.

 In case one or more of the following events (each, an "Event of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

a default in the payment of all or any part of the principal of any of this Note as and when the same shall become due and payable in accordance with the terms hereof or default in the payment of interest which default remains uncured for 30 days; or

b     Bartram pursuant to or within the meaning of any bankruptcy law:

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(i)   commences a voluntary case or proceeding,

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)  makes a general assignment for the benefit of its creditors, or

(v)   admits in writing its inability to pay its debts as the same become due;
      or

c a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

      (i) is for relief against Bartram in an involuntary case,

      (ii) appoints a custodian of Bartram or for all or substantially all of the property of Bartram, or

      (iii) orders the liquidation of Bartram, and such order or decree remains unstayed and in effect for 30 days;

      then, in each case where an Event of Default occurs, DCI, by notice in writing to Bartram (the "Acceleration Notice"), may, at its option, declare the outstanding principal hereunder to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

      No right or remedy herein conferred upon or reserved to DCI is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

      This Note shall be governed by and be construed in accordance with the laws of the State of New York without regard to the conflicts of law rules of such state. The Bartram hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts sitting in New York, and any appellate court from any thereof, in respect of actions brought against it as a defendant, in any action, suit or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Bartram hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Note, or in any court referred to above. Bartram further hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit proceeding in any such court and waives any other right to which it may be entitled on account of its place of residence or domicile.

      Bartram hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.

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     Bartram shall pay all expenses, including reasonable attorney fees, incurred or paid by the holder of this Note in attempting to collect funds due under this Note. In the event an action is instituted for the collection of this Note, the prevailing party shall be entitled to recover, at trial or on appeal, such sums as the court may adjudge reasonable as attorney fees, in addition to costs and necessary disbursements.

      IN WITNESS WHEREOF, Bartram has caused this Note to be duly executed as of the date first set forth above.


Bartram Holdings, Inc.


By: Harry J. Santoro, President..